Exhibit 10.1

March 7, 2024

Adaire Fox-Martin

c/o Equinix, Inc.

One Lagoon Drive, 4th Floor

Redwood City, California 94065

Dear Ms. Fox-Martin,

On behalf of Equinix, we are delighted to formalize the terms of your employment in your new role as Chief Executive Officer and President of Equinix, Inc. (the “Company” and together with its subsidiaries, “Equinix”). This offer letter agreement and the terms hereunder have been approved by the Talent, Culture and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).

Start Date

Your start date will be a mutually agreeable date after all necessary Board approvals are obtained, but no later than June 17, 2024 (the date you actually commence employment with us, the “Effective Date”; provided, that the Company will not unreasonably condition or delay the Effective Date), subject to both you and Equinix satisfying several preconditions discussed below, including those listed under “Other Conditions to Employment”.

Title and Duties

You will be employed as Chief Executive Officer and President of the Company, reporting solely and directly to the Board, and you continue to be a member of the Board thereafter. You will have such duties and obligations as are customary for and commensurate with such positions and will perform such other duties as may be reasonably assigned from time to time consistent with your position by the Board. Effective upon the Effective Date, you will no longer receive compensation in your capacity as a member of the Board, and instead your compensation will be paid solely in your capacity as the Chief Executive Officer and President, as further described in this letter agreement. For the avoidance of doubt, you will not be entitled to receive any equity grant for your Board service in 2024 or thereafter.

Place of Employment; Relocation

You will be primarily based out of the Company’s headquarters in Redwood City, CA, subject to business travel as required to perform your job duties and the Company’s remote working policies, as applied to senior executives of the Company generally, as in effect from time to time.

Notwithstanding the foregoing, the Company understands that you will be relocating in connection with your hire. It is expected that you will relocate to Redwood City, CA, on or before the first anniversary of the Effective Date, prior to which time, the Company will reimburse you for (or provide you with) reasonable temporary housing and travel expenses in connection with your travel to Company headquarters in accordance with the Company’s relocation assistance program. In addition, the Company will provide you with our standard relocation assistance benefits, and reasonable tax preparation services during a transition period (at least through 2026) after your move to the United States, in each case subject to the terms and conditions of the applicable policies. More detail regarding these benefits will be provided to you separately. To the extent that your employment is terminated due to (i) your termination by the Company for Cause or (ii) your resignation without Good Reason (as each such term is defined in the Severance Agreement (as defined below)), in each case on or prior to the first anniversary of the Effective Date, at the request of the Company, you will be required to repay to the Company the net after-tax amount of the relocation benefits provided to you.

Base Salary

Your annual base salary will be $1,000,000, less applicable taxes, deductions and withholdings, and will be paid in accordance with Equinix’s payroll policies. Your base salary will be subject to annual review for possible upward (but not downward) adjustment by the Committee.

Annual Incentive Compensation

Beginning with the 2024 fiscal year, you will be eligible to earn annual incentive compensation with a target amount equal to 150% of your annual base salary, which shall not be prorated for the 2024 fiscal year. The actual amount of your annual incentive award will be determined based upon achievement of reasonable performance goals established by the Committee, in consultation with you, under Equinix’s annual incentive plan, and will be paid in such form as determined by the Committee, in consultation with you and generally applicable to all senior executives of the Company, including in cash, shares or fully vested RSUs. Unless otherwise provided in the Severance Agreement (defined below), any such bonus will be subject to your continued employment through and until the payment date or date of grant, as applicable. Any such bonus amounts paid will be subject to any applicable taxes, deductions and withholdings. For future years, the Committee, in consultation with you, may modify the structure and performance objectives used for annual incentive compensation determinations; provided, that you will be treated no less favorably than similarly situated senior executive officers of Equinix generally.

Sign-On Bonus

To the extent that you forfeit your 2023 annual cash bonus from your prior employer as a result of your departure from your prior employer, you will be paid a sign-on cash bonus in the amount of your forfeited bonus up to $412,000 (the “Sign-on Cash Bonus”), which will be payable no later than the second regular payroll date following the Effective Date. If your employment with the Company terminates as a result of your resignation without “Good Reason” or termination by the Company for “Cause” (each, as defined in the Severance Agreement) prior to the six (6)-month anniversary of the Effective Date, you will be obligated to repay to the Company, within 30 days following your date of termination, the net after-tax portion of the Sign-on Cash Bonus. For the avoidance of doubt, if your employment is terminated for any reason other than your resignation without “Good Reason” or termination by the Company for “Cause”, subject to you signing and not revoking a “Release” (as defined in the Severance Agreement), you (or your estate (as applicable)) will be entitled to retain the entire amount of the Sign-on Cash Bonus.

Equity Grants

On the Effective Date (unless otherwise provided under “Other Conditions to Employment” below), you will be granted the following equity awards, which awards will be governed by the terms and conditions of the Company’s 2020 Equity Incentive Plan, as amended from time to time, or any successor Company equity incentive compensation plan then in effect (as applicable, the “Equity Incentive Plan”) and the applicable award agreements thereunder (collectively, including the Equity Incentive Plan, the “Equity Documents”):

•	Initial Equity Award. For fiscal 2024, you will receive an initial equity award with a grant date value of $18,000,000 (the “Initial Equity Award”). The Initial Equity Award will be granted in the same form and in the same mix as is provided to other executive officers of the Company for their 2024 long-term incentive awards, which is expected to consist of the following grants: (i) approximately 47% of the Initial Equity Award is expected to be in the form of grants of performance-based restricted stock units (“PSUs”) that are subject to financial performance metrics, (ii) approximately 20% of the Initial Equity Award is expected to be in the form of a grant of PSUs that are subject to total shareholder return performance metrics and (iii) approximately 33% of the Initial Equity Award is expected to be in the form of a grant of restricted stock units subject to ratable annual time vesting over three years (“RSUs”). The number of shares of Company common stock (the “Shares”) subject to each component of the Initial Equity Award will be calculated in a manner consistent with the Company’s normal equity grant practices as applied to senior executives of the Company generally. This Initial Equity Award will otherwise be subject to terms and conditions consistent with the 2024 long-term incentive awards granted to the Company’s executive officers except as otherwise provided in the Severance Agreement. For the avoidance of doubt, this Initial Equity Award will constitute your 2024 annual long-term incentive award.

•	Sign-on Equity Award. In light of certain equity compensation that you are forfeiting as a result of your departure from your prior employer, you will also receive a sign-on equity award in the form of time-vesting RSUs with a grant date value of $17,000,000 (the “Sign-on Equity Award”). The Sign-on Equity Award will vest on the following schedule: 1/4 of the Sign-on Equity Award will vest on each six-month anniversary of the Effective Date with the Sign-on Equity Award becoming fully vested on the second anniversary of the Effective Date. The number of Shares subject to the Sign-on Equity Award will be calculated in a manner consistent with the Company’s normal equity grant practices as applied to senior executives of the Company generally. Notwithstanding anything to the contrary in any other agreement between you and the Company, if your employment is terminated for any reason other than your resignation without “Good Reason” or termination by the Company for “Cause”, subject to you signing and not revoking a “Release” (each, as defined in the Severance Agreement), the Sign-on Equity Award will become immediately vested and nonforfeitable.

Starting in 2025, subject to your continued employment, you will participate in the Company’s long-term incentive program for its executive officers, in accordance with the terms as determined by the Committee from time to time.

Benefits

You will be eligible to participate in the Equinix employee benefit plans that Equinix makes available to similarly situated senior executive officers generally from time to time during your employment with Equinix. Equinix provides a competitive benefit package that currently includes major medical, vision, and dental insurance plans, paid time off, flexible spending account and a 401(k) program.

Legal Fee Reimbursement

The Company will pay, or reimburse you for, your reasonable and documented legal fees incurred in connection with the negotiation of this letter agreement and ancillary agreements (including, without limitation, equity incentive, severance and restrictive covenant agreements) and the terms and conditions of your hire.

Policies

You will abide by the policies and codes of conduct as maintained by Equinix from time to time, including the Securities Trading Policy, Code of Business Conduct, Code of Ethics for Chief Executive Officer and Senior Financial Officer and any other policies and programs adopted by Equinix regulating the behavior of similarly situated senior executive officers generally and provided or made available to you in writing from time to time. In addition, by virtue of your position within Equinix, you will be subject to Equinix’s stock ownership guidelines, as applicable to your role and as may be amended from time to time. During and after your employment by Equinix, you will be provided coverage under Equinix’s directors’ and officers’ liability insurance policy to the same extent as Equinix covers its other officers and directors, and Equinix agrees to indemnify you and hold you harmless to the maximum extent provided under the articles and bylaws of Equinix against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with Equinix, and such obligation shall survive the termination of your employment with Equinix.

Without limiting the foregoing, by countersigning this letter agreement below, you hereby agree that you are a “Covered Executive” subject to the Company’s Compensation Recoupment Policy, as may be amended from time to time, a copy of which is attached hereto as Annex A.

Severance and Change in Control

Not later than the Effective Date, you and Equinix will enter into Equinix’s standard Severance Agreement in the form attached hereto as Annex B (the “Severance Agreement”). The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with a “Change in Control” (as defined in the Severance Agreement) as well as certain qualifying terminations of your employment with Equinix or its affiliates. In addition, in respect of your Initial Equity Award and Sign-on Equity Award, you will receive our current standard form of award agreements for senior executives under the Equity Incentive Plan, which provide for accelerated vesting of such awards upon your termination without “Cause” or resignation for “Good Reason” within 12 months after a “Change in Control” (as such terms are defined in the Equity Documents), subject to the terms of the Equity Documents except as otherwise modified by the Severance Agreement; provided, however, that for the avoidance of doubt, “Cause” and “Good Reason” for purposes of the Equity Documents shall have the meanings set forth in the Severance Agreement.

Confidentiality Agreement

As a condition to your employment with Equinix, you agree to sign and be bound by the terms of the Proprietary Information and Inventions Agreement (the “PIIA”), attached hereto as Annex C.

Other Conditions to Employment

This offer is contingent upon the successful completion of all pre-employment processes (including a criminal background check and verification of previous employment and education). Without limiting the foregoing, your employment with the Company is contingent upon obtaining all required immigration, visa and work authorizations to permit you to work in the United States, and the Effective Date will not occur until such authorizations have been obtained. You will cooperate with the Company to seek such authorizations. Notwithstanding the foregoing, to the extent that there is a delay in obtaining your immigration, visa and work authorizations beyond June 17, 2024, the Company may, in its sole discretion, allow you to start work temporarily out of your current location, in which case the grant date (but, for the avoidance of doubt, not the vesting commencement date) of the Initial Equity Award and the Sign-on Equity Award will be postponed until such time when you become authorized to commence work in the United States and commence work in the United States.

Outside Activities

If you have not already done so, you must disclose to Equinix any and all agreements relating to your prior employment that may affect your eligibility to be employed by Equinix or limit the manner in which you may be employed. It is Equinix’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with Equinix, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Equinix is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Equinix; provided that nothing herein will prevent you from (a) managing your personal investments, (b) engaging in civic, educational, religious or charitable activities, serving on non-profit or not-for-profit boards of directors and similar bodies or (c) subject to the written consent of the Board (which consent shall not be unreasonably withheld, conditioned or delayed), serving on the board of directors or similar governing body of one for-profit entity, in each case, provided that such activities do not materially interfere with your duties and responsibilities to Equinix. Similarly, you agree not to bring any third-party confidential information to Equinix, including that of your former employer, and that in performing your duties for Equinix you will not in any way utilize any such information.

Employment At-Will

Your employment is on an at-will basis. This means your employment may be terminated by you or Equinix at any time, for any reason or for no reason, and with or without prior notice. No one has the authority to make any express or implied representation in connection with, or in any way limit, your right to resign or Equinix’s right to terminate your employment at any time, for any reason, or for no reason, with or without prior notice. No statement, act, series of acts or pattern of conduct can change this at-will relationship.

Miscellaneous

This letter, together with the PIIA and the Severance Agreement, constitute the entire agreement between you and Equinix regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and Equinix regarding such subject matter. This letter agreement will be governed by the laws of the State of California but without regard to the conflict of law provision. Any disputes dispute arising from this letter shall be decided only in a state or federal court sitting in California, which the parties expressly agree shall be the exclusive venue for any such action. This letter agreement may be modified only by a written agreement signed by the Company and you.

We’re truly excited at the prospect of you joining the Equinix team and look forward to working with you to. Please let us know if you have any questions.

Sincerely,

/s/ Charles Meyers
Name: Charles Meyers
Title: President and Chief Executive Officer

ACKNOWLEDGEMENT

I hereby accept this offer of employment on the terms and conditions set forth both in this letter.

/s/ Adaire Fox-Martin
Adaire Fox-Martin

Date: March 7, 2024